Exhibit 99.1

Contact:	Brian McCollum,
brianmccollum@orthofix.com
(214) 937-2927

Orthofix International Announces

4th Quarter and Full Year 2010 Results

Full Year Revenues of $564.4 Million

Full Year Spine and Orthopedics Net Sales Each up 10%

Lewisville, TX, Feb 15, 2011 – Orthofix International N.V. (NASDAQ:OFIX) today announced its results for the fourth quarter and year ended December 31, 2010.

Reported net sales were $143.8 million and $564.4 million for the fourth quarter and full year ended December 31, 2010, respectively. Reported net income was $8.0 million, or $0.44 per diluted share, for the fourth quarter and $44.2 million, or $2.47 per diluted share, for the full year ended December 31, 2010.

“We continue to be encouraged by the growth in our Spinal Implants and Biologics business, as well as the return to positive growth for our Sports Medicine business, “ said President and CEO Alan Milinazzo. “Additionally we continue to take the appropriate steps to improve our operating leverage which has allowed us to absorb higher costs associated with certain ongoing legal matters.”

Sales Performance

Reported net sales were $143.8 million in the fourth quarter compared to $144.0 million in the fourth quarter of the prior year primarily as a result of the Company’s exit from two of its non-strategic product lines. Further, foreign currency negatively impacted fourth quarter net sales by approximately $1.3 million or 1%. Excluding the impact of exiting the vascular and anesthesia product lines along with a prior year accounting adjustment for net sales in our Sports Medicine division, adjusted constant currency net sales increased 5% compared to the same period of the prior year.

Exhibit 99.1

Fourth quarter net sales in the Company’s combined spine sector were up 6% to $78.7 million. Sales growth in our spine sector was driven by an 11% increase in implants and biologics revenue. The stimulation products used in spine applications growth slowed to 1%, primarily as a result of the ongoing industry wide investigation of the bone growth stimulation business and industry reimbursement challenges.

Reported fourth quarter net sales in the Company’s orthopedic sector were $37.5 million, which was an increase of 5%, and represented growth of 8% on a constant currency basis compared to the prior year. This increase was led by its external fixation and deformity correction hardware platforms along with the increased use of Trinity® Evolution™ in orthopedic applications.

Reported net sales of the Company’s sports medicine sector were $25.1 million, up 9% in the fourth quarter compared to the prior year. As previously noted, prior year sales were negatively impacted by an accounting adjustment. Excluding this adjustment, adjusted net sales of the Company’s sports medicine sector returned to a positive growth of 3% in the fourth quarter compared to the prior year due to improved performances of its bracing and cold therapy product lines.

For the full year, net sales were $564.4 million, up 3% compared to the prior year on a reportable basis. The exit of the vascular and anesthesia product lines along with foreign currency negatively impacted full year 2010 and 2009 net sales by approximately $13.6 million and $30.5 million, respectively. Excluding the impact of exiting the vascular and anesthesia businesses, adjusted constant currency net sales increased 7% compared to the same period of the prior year.

The reconciliations of net sales to adjusted constant currency net sales have been included at the end of this press release.

Earnings Performance

Reported net income for the fourth quarter was down 16% to $8.0 million while net income per diluted share was down 19% to $0.44. Reported net income and net income per diluted share included the previously announced charge related to employee termination benefits of $3.6 million ($2.9 million, net of income taxes, or $0.16 per diluted share) associated with our internal reorganization, which will streamline operations and lower operating costs within the Company’s three Global Business Units: Spine, Orthopedics and Sports Medicine. Also, included in reported net income was the previously disclosed patent dispute settlement charge of $2.0 million ($1.3 million, net of income taxes, or $0.07 per diluted share) concerning the Trinity® Evolution™ tissue allograft.

Adjusted net income and adjusted net income per diluted share for the fourth quarter increased 32% and 28%, respectively, compared to the prior year. The following table reconciles reported net income and net income per diluted share to adjusted net income and adjusted net income per diluted share for the fourth quarter ended December 31, 2010:

Exhibit 99.1

Fourth Quarter Adjusted Net Income and Adjusted Net Income per Diluted Share

	Q4 2010		Q4 2009		Difference
	($000’s)	EPS	($000’s)	EPS	Net Income	EPS

Reported GAAP net income and net income per diluted share	$7,964	$0.44	$9,461	$0.55	-16%	-19%

Specified Items:

Foreign exchange (gain) / loss	$(341)	$(0.02)	$171	$0.01
Gain on interest rate swap	—	—	$(476)	$(0.03)
Divested vascular product line	$270	$0.02	—	—
Reorganization costs	$2,921	$0.16	—	—
Patent dispute resolution	$1,300	$0.07	—	—

Adjusted net income and adjusted net income per diluted share	$12,114	$0.68	$9,156	$0.53	32%	28%

Note:	Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance Measure section at the end of this press release for more information about the specified items listed above.

During the fourth quarter of 2010, the Company recorded $4.1 million ($2.7 million, net of income taxes, or $0.15 per diluted share) of legal expenses associated with the DOJ investigation of the bone growth stimulation industry and the Company’s internal investigation into compliance with the Foreign Corrupt Practices Act at its distribution subsidiary in Mexico. These charges are included in both the reported and adjusted financial results.

The following table reconciles reported net income and net income per diluted share to adjusted net income and net income per diluted share for the year ended December 31, 2010:

Full Year Adjusted Net Income and Adjusted Net Income per Diluted Share

	2010		2009		Difference
	($000’s)	EPS	($000’s)	EPS	Net Income	EPS

Reported GAAP net income and net income per diluted share	$44,208	$2.47	$24,472	$1.42	81%	73%

Specified Items:

Foreign exchange loss	$214	$0.01	$273	$0.02
Gain on interest rate swap	$(771)	$(0.04)	$(1,173)	$(0.07)
Divested vascular product line	$(8,559)	$(0.48)	—	—
Reorganization costs	$2,921	$0.16	$2,325	$0.14
Patent dispute resolution	$1,300	$0.07	—	—
Strategic investments	—	—	$3,691	$0.21
Proxy contest	—	—	$494	$0.03

Adjusted net income and adjusted net income per diluted share	$39,313	$2.19	$30,082	$1.75	31%	25%

Note:	Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance Measure section at the end of this press release for more information about the specified items listed above.

2011 Outlook

In 2011, the Company expects to generate between $580 million and $590 million in net sales or 3% to 5% over reported net sales in 2010 which includes the continued reduction of vascular and anesthesia revenues reported as Other Products.

The Company expects both reported and adjusted net income 2011 to be between $2.60 and $2.70 per diluted share compared to reported net income of $2.47 per diluted share and adjusted net income of $2.19 per diluted share in 2010. This represents a 5% to 9% increase in reported net income per diluted share and an 18% to 23% increase in adjusted net income per diluted share compared to 2010.

Exhibit 99.1

The Company expects to incur approximately $8 million, or $0.26 per diluted share, of share-based compensation expense in 2011. This non-cash compensation expense is included in both the reported net income and adjusted net income per diluted share guidance for 2011.

The Company further expects an effective tax rate for 2011 of 38% to 40% due to its current geographical mix of earnings including jurisdictions in operating loss positions for which there is no tax benefit.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the fourth quarter and full year of 2010. Interested parties may access the conference call by dialing (888) 267-2845 in the U.S. and (973) 413-6102 outside the U.S., and entering the conference ID 87421. A replay of the call will be available for two weeks by dialing (800) 332-6854 in the U.S. and (973) 528-0005 outside the U.S., and entering the conference ID 87421. A webcast of the conference call may be accessed by going to the Company’s website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical products for the spine, orthopedics, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc., and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, The University of Medicine and Dentistry of New Jersey and the National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Exhibit 99.1

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).

The Company cannot predict the timing or outcome of ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K, quarterly reports on Form 10-Q) that could materially impact our financial position and/or liquidity.

– Financial tables follow –

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net sales	$143,796	$144,016	$564,370	$545,635
Cost of sales	32,669	36,749	131,716	138,450

Gross profit	111,127	107,267	432,654	407,185

Operating expenses
Sales and marketing	60,186	53,396	230,942	215,943
General and administrative	25,218	24,171	88,628	88,866
Research and development	7,077	5,624	30,350	31,460
Amortization of intangible assets	1,505	2,097	5,763	7,041
Net gain on sale of vascular operations	300	0	(12,019)	0

	94,286	85,288	343,664	343,310

Operating income	16,841	21,979	88,990	63,875

Other income and expense
Interest expense, net	(2,127)	(6,242)	(16,898)	(24,627)
Other income (expense), net	507	(494)	(398)	(1,079)
Loss on refinancing of senior secured term loan	0	0	(550)	0
Gain on interest rate swap	0	806	1,254	1,852

Other expense, net	(1,620)	(5,930)	(16,592)	(23,854)

Income before income taxes	15,221	16,049	72,398	40,021
Income tax expense	(7,257)	(6,588)	(28,190)	(15,549)

Net income	$7,964	$9,461	$44,208	$24,472

Net income per common share - basic	$0.45	$0.55	$2.51	$1.43

Net income per common share - diluted	$0.44	$0.55	$2.47	$1.42

Weighted average number of common shares outstanding - basic	17,710,377	17,135,542	17,601,956	17,119,474

Weighted average number of common shares outstanding - diluted	17,912,059	17,301,659	17,913,545	17,202,943

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, U.S. Dollars, in thousands)

	December 31,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$13,561	$13,328
Restricted cash	22,944	11,630
Trade accounts receivable, net	134,184	129,777
Inventories, net	84,589	94,624
Deferred income taxes	17,422	20,286
Prepaid expenses and other current assets	39,060	29,849

Total current assets	311,760	299,494

Property, plant and equipment, net	45,535	38,694
Patents and other intangible assets, net	41,457	47,628
Goodwill	176,497	185,175
Deferred taxes and other long-term assets	28,740	19,482

Total assets	$603,989	$590,473

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings	$3,812	$2,209
Current portion of long-term debt	7,500	3,332
Trade accounts payable	19,796	23,302
Other current liabilities	52,418	59,210

Total current liabilities	83,526	88,053

Long-term debt	208,695	249,132
Deferred income taxes	8,102	6,115
Other long-term liabilities	2,775	6,904

Total liabilities	303,098	350,204

Shareholders’ equity:
Common shares	1,772	1,714
Additional paid-in capital	195,402	177,246
Retained earnings	98,327	54,119
Accumulated other comprehensive income	5,390	7,190

Total shareholders’ equity	300,891	240,269

Total liabilities and shareholders’ equity	$603,989	$590,473

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, U.S. Dollars, in thousands)

	Twelve Months Ended December 31,
	2010	2009

Cash flows from operating activities:
Net income	$44,208	$24,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,521	22,344
Other non-cash adjustments	8,152	23,350
Changes in working capital	(32,407)	(19,584)

Net cash provided by operating activities	42,474	50,582

Cash flows from investing activities:
Capital expenditures	(26,361)	(21,998)
Investment in collaborative arrangements	—	(2,000)
Proceeds from sale of investments held at cost	—	1,711
Net proceeds from sale of assets, principally vascular operations	24,215	—

Net cash used in investing activities	(2,146)	(22,287)

Cash flows from financing activities:
Net proceeds from issuance of common shares	7,854	70
Repayments of long-term debt	(36,269)	(28,323)
Payment of refinancing fees	(4,232)	—
Proceeds from bank borrowings, net	1,723	248
Restricted cash *	(11,290)	(612)
Cash payment for purchase of minority interest in subsidiary	—	(1,143)
Repurchase of equity	—	(220)
Tax benefit on non-qualified stock options	2,222	25

Net cash used in financing activities	(39,992)	(29,955)

Effect of exchange rate changes on cash	(103)	394

Net increase (decrease) in cash and cash equivalents	233	(1,266)
Cash and cash equivalents at the beginning of the year	13,328	14,594

Cash and cash equivalents at the end of the year	$13,561	$13,328

*	-	The Company has reclassified its restricted cash from operating activities to financing activities for the years end December 31, 2010 and 2009. The Company deemed this as the more appropriate disclosure since the cash is restricted for use by only those parties included in the Credit Facilities.

Exhibit 99.1

External net sales by market sector

(U.S. Dollars in millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2010	2009	Reported Growth	Constant Currency Growth	2010	2009	Reported Growth	Constant Currency Growth

Spine
Stimulation	$42.4	$41.9	1%	1%	$172.5	$158.8	9%	9%
Implants and Biologics	36.3	32.6	11%	11%	133.9	120.6	11%	11%

Total Spine	78.7	74.5	6%	6%	306.4	279.4	10%	10%

Orthopedics	37.5	35.8	5%	8%	144.4	131.3	10%	10%

Sports Medicine	25.1	23.0	9%	9%	95.5	96.4	-1%	-1%

Other Products*	2.5	10.8	-77%	-76%	18.1	38.5	-53%	-53%

Total	$143.8	$144.0	0%	1%	$564.4	$545.6	3%	3%

Note: Some calculations may be impacted by rounding.

* - Includes sales of the divested vascular and exited anesthesia businesses.

Non-GAAP Performance Measures

The tables below present reconciliations of fourth quarter and full year net sales, net income and net income per diluted share calculated in accordance with generally accepted accounting principles (GAAP) to non-GAAP performance measures, referred to as “Adjusted Constant Currency Net Sales” and “Adjusted Net Income and Adjusted Net Income per Diluted Share” that exclude the items specified in the tables. The Regulation G Supplemental Information Schedule attached to this release includes additional reconciliations between GAAP measures and non-GAAP measures referred to as “Adjusted Consolidated EBITDA” and “Adjusted Sports Medicine Net Sales”. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies. A more detailed explanation of the items in the tables below that are excluded from GAAP net sales and GAAP net income and net income per diluted share, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Exhibit 99.1

Reconciliations of Non-GAAP Performance Measures

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciling Items

Note: The reconciling items were tax affected in the current year at the prevailing rate within the respective jurisdictions.

•

Foreign exchange (gain) / loss – due to translation adjustments resulting from the weakening or strengthening of the U.S. Dollar against various foreign currencies. A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•

Gain on interest rate swap – the change in the fair market value of the Company’s interest rate swap that required mark-to-market accounting through the income statement due to its ineffectiveness. The Company paid off the swap approximately one year early in Q2 10.

•

Divested vascular product line – reported gain on the previously announced divesture of the Company’s vascular product line to Covidien in March 2010 along with final additional settlement obligations associated with that transaction.

•

Reorganization costs – In 2010 these costs relate to the Global Business Unit restructuring and related reduction in work force associated with reorganization and facility consolidation plans within various areas of the Company. These costs in the prior year, primarily related to spinal implants division consolidation activities.

•	Patent dispute resolution – costs related to the patent dispute settlement charge concerning the Trinity® Evolution™ tissue allograft product.

•

Strategic investments – costs related to the Company’s strategic investment in the development and commercialization of a new stem cell-based allograft with MTF, and the agreement with IIS related to the development of a pedicle screw system.

•	Proxy contest – legal expenses associated with a proxy contest initiated by one of the Company’s former shareholders.

Fourth Quarter Adjusted Constant Currency Net Sales

(USD in million)	Q4 10	Q4 09	Difference

Reported GAAP net sales	$143.8	$144.0	0%

Specified Items:

Divested vascular product line	(1.7)	(6.1)
Exited anesthesia product line	—	(2.5)
Impact of change in Breg distributor recognition	—	1.2

Adjusted net sales	142.1	136.6	4%

Foreign currency impact	1.3	—

Adjusted constant currency net sales	$143.4	$136.6	5%

Note:	Some calculations may be impacted by rounding.

Full Year Adjusted Constant Currency Net Sales

(USD in million)	2010	2009	Difference

Reported GAAP net sales	$564.4	$545.6	3%

Specified Items:

Divested vascular product line	(8.3)	(18.7)
Exited anesthesia product line	(5.0)	(11.8)

Adjusted net sales	551.1	515.2	7%

Foreign currency impact	(0.3)	—

Adjusted constant currency net sales	$550.7	$515.2	7%

Note:	Some calculations may be impacted by rounding.

Fourth Quarter Adjusted Sports Medicine Net Sales

(USD in million)	Q4 10	Q4 09	Difference

Reported GAAP net sales	$25.1	$23.0	9%

Specified Items:

Impact of change in Breg distributor recognition	—	1.2

Adjusted net sales	$25.1	$24.2	3%

Adjusted Constant Currency Net Sales Reconciling Items

•

Divested vascular product line – the Company sold the assets of its vascular product line in Q1 10. This adjustment excludes revenue from this business generated in fourth quarter and full year 2009 as well as the revenue generated in fourth quarter and full year 2010 from the transition services supply agreement that commenced upon the sale of the product line. The adjustment also excludes revenues recognized in 2010 prior to the March 2010 sale date.

•

Exited anesthesia product line – the Company exited its anesthesia product line after the expiration of its distribution agreements in the United Kingdom and Italy during Q2 10 and Q3 09, respectively.

•

Impact of change in Breg distributor recognition – sales and certain commission expense for the full year of 2009 previously recorded on separate lines in the income statement were recorded on a net basis as a cumulative revenue reduction in Q4 09 for one distributor, but are now netted on the revenue line. There is no impact on the full year comparative period.

•

Foreign currency impact – the Company is exposed to foreign exchange movements in its non-denominated U.S. Dollar jurisdictions that positively or negatively impact local currency net sales compared to the prior year.

Exhibit 99.1

Adjusted Consolidated EBITDA

	Q4 10	TTM 12/31/10
	($000’s)	($000’s)
Net Income	$7,964	$44,208

Depreciation and amortization	7,012	22,521
Interest expense	1,971	16,898
Loss on refinancing of senior secured term loan	—	550
Gain on interest rate swap	—	(1,254)
Tax expense	7,257	28,190
Share-based compensation	1,013	8,138
Net gain on sale of vascular operations	300	(12,019)
Other non-cash items	(399)	400

Adjusted Consolidated EBITDA	$25,118	$107,632

NOTE: Adjusted Consolidated EBITDA is computed pursuant to the definition of “Consolidated EBITDA” contained in the Company’s credit agreement, dated August 30, 2010. The credit agreement was filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed on August 31, 2010. This document can be found at the SEC’s website at www.SEC.gov.

Adjusted Consolidated EBITDA

•	Depreciation and amortization – non-cash depreciation and amortization expenses.

•	Interest expense – interest expense related to outstanding debt.

•	Loss on refinancing of senior secured term loan – the write-off of the remaining capitalized debt issuance costs associated with the Company’s prior credit facility.

•

Gain on interest rate swap – the change in the fair market value of the Company’s interest rate swap that required mark-to-market accounting through the income statement due to its ineffectiveness. The Company paid off the swap approximately one year early in Q2 10.

•	Tax expense – income tax expenses incurred by the Company.

•	Share-based compensation – non-cash equity compensation expenses.

•	Net gain on sale of vascular operations – represents the Company’s sale of its vascular business during the first quarter of 2010 and subsequent Q4 10 costs incurred.

•	Other non-cash items – certain non-cash charges (credits) including foreign exchange gains and losses and the amortization of debt issuance costs.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company’s acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company’s business segments. The items excluded from Orthofix’s non-GAAP measures are

Exhibit 99.1

also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company’s performance. The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company’s overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making. Management believes that providing this information enables investors to better understand the performance of the Company’s ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.